EXHIBIT 99.1

June 18, 2008

Nile Therapeutics Completes License Agreement for CU-NP, a Rationally Designed Natriuretic Peptide

SAN FRANCISCO, June 18 /PRNewswire-FirstCall/ — Nile Therapeutics, Inc. (Nasdaq: NLTX - News), today announced that it has entered into a worldwide, exclusive license agreement with Mayo Clinic (“Mayo”) for the rights to commercially develop CU-NP, a rationally designed natriuretic peptide that consists of amino acid chains identical to those produced by the human body, specifically the ring structure of C-type Natriuretic Peptide (CNP) and the N- and C-termini of Urodilatin (URO).

CU-NP was designed by researchers at Mayo to combine the favorable hemodynamic venodilating effects of CNP generated via NPR-B receptor agonism, with the beneficial renal effects of URO generated via NPR-A receptor agonism.

At the American Heart Association conference in November 2007, Candace Lee, M.D. and John Burnett, M.D. from Mayo presented data from a study of CU- NP in vivo. CU-NP was shown to increase natriuresis, diuresis, and glomerular filtration rate (GFR) in a dose dependent manner; and to decrease cardiac filling pressure, and inhibit the renin-angiotensin system without inducing significant hypotension.

“We are extremely excited to add CU-NP to our pipeline,” said Peter Strumph, Chief Executive Officer of Nile. “With the two peptide assets, CD-NP and CU-NP, we believe Nile has the potential to develop best-in-class natriuretic peptides for multiple cardiovascular and renal indications.”

Pursuant to the terms of the license agreement, Nile will pay development milestones and royalties based on sales of the licensed product.

CU-NP is currently in preclinical development.

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical need. Nile is initially focusing its efforts on developing its lead compound, CD-NP, a novel rationally designed chimeric peptide in clinical studies for the treatment of heart failure; 2NTX-99, a small molecule, pre-clinical, anti-atherothrombotic agent with nitric oxide donating properties; and CU-NP, a novel rationally designed natriuretic peptide. A key component of the company’s strategy is to acquire the global rights to additional compounds to expand its portfolio. More information on Nile can be found at www.nilethera.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, outlook, milestones, the success of Nile’s product development, future financial position, future financial results, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the reports we file with Securities and Exchange Commission, including the “Risk Factors” section in Item 1 of the Form 10-KSB we filed with the Securities and Exchange Commission on March 27, 2008. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.